EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GREENFIELD FARMS ANNOUNCES A NEW LICENSING PROGRAM OF ITS "GREENFIELD FARMS GRASSFED BEEF" TRADEMARK TO EXPAND ITS GRASSFED BEEF BUSINESS SEGMENT; AGREEMENT SIGNED WITH FIRST LICENSEE

CENTENNIAL, Colorado, March 12, 2013. - Greenfield Farms Food, Inc. ("Greenfield" or the "Company") (OTC/QB: GRAS) announced today it is beginning a new licensing program for its "Greenfield Farms Grassfed Beef" trademark, which the Company believes will allow it to expand its business and enhance its market and brand presence. With this program, the Company will phase away from its traditional business model of taking cattle from farm to market thus eliminating all of the capital and startup costs required for such operations by expanding its brand presence with capable cattle producers and marketers. The Company also believes that the trademark licensing concept allows for more rapid market penetration with minimal risk and the ability to more easily ascertain assumed returns.

Greenfield also announced that is has signed its first licensee, Hill Meadow Foods, Inc., in an exclusive agreement until December 31, 2013, at which time it will become non-exclusive. The management of Hill Meadow Foods is headed by former Greenfield Chief Executive Officer, Mr. Larry Moore.

"This change is business model eliminates significant risk from this business because of the capital and overhead costs involved in getting the cattle to market and on to the retail outlets," commented Greenfield Chief Executive Officer, Henry Fong. "We believe this change will allow for more rapid expansion of the Company's brand presence while keeping the highest quality as any prospective licensee would be required to conform to standards we set for delivery of their product."

About Greenfield Farms Food, Inc.
The Company is a publicly-traded nominally capitalized producer and marketer of "grassfed" beef supplying a North Carolina based grocer on a very limited basis. The Company is currently seeking other business opportunities to both expand its business and seek greater capitalization in an effort to maximize shareholder value.

Safe Harbor for Forward-looking Statements

This news release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, they are based on management’s current beliefs and assumptions as to future events. However, since the company’s operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this news release might not occur, and actual results could differ materially from those described, anticipated or implied. For a more complete discussion of such risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

Contact Information:
Greenfield Farms Food, Inc.
Thomas B. Olson, Public Relations
(303) 796-8940